CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement is entered into this 14th day of November 2012 between American Strategic Minerals Corporation, a Nevada corporation (“Client”) and C&H Capital Inc. a Georgia corporation (“Consultant”).

Recitals

WHEREAS, Client desires to retain the services of Consultant to facilitate long range strategic investor relations planning and other services related thereto, including business or/or financial planning and Consultant agrees to be retained by Client upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

1.           Appointment.  Client hereby engages Consultant on a non-exclusive basis and Consultant hereby accepts the engagement to become a consultant and adviser to Client and to render certain services to Client as set forth on Exhibit A, attached hereto (the “Services”). Consultant shall have no authority to bind Client to any contract or obligation or to transact any business on Client’s name or on behalf of Client in any manner whatsoever. Client shall not be obligated to accept any recommendations or close any transactions recommended or submitted to Client by Consultant. Consultant shall at all times comply with applicable federal and state securities laws and regulations in providing the Services.

2.           Independent Contractor.  In its performance of the Services, Consultant and its employees and/or agents shall be an independent contractor and not an employee, partner or joint venture of Client. Consultant shall provide the Services according to its own means and methods of work which shall be in the exclusive control of Consultant. Consultant shall not be subject to the control or supervision of Client, except as it relates to the Services.

3.           Term/Termination.  The term of this Agreement (“Term”) shall commence on the date hereof and continue for twelve (12) months. The Term may be extended by mutual agreement of Client and Consultant which agreement shall be in writing and shall constitute an amendment to this Agreement. Either Client or Consultant may terminate this Agreement upon thirty (30) days prior written notice in the event either party violates a material provision of this Agreement and fails to cure such breach within ten (10) days of written notice of such violation from the non-breaching party.

4.           Due Diligence Information.  Upon written request, Client shall provide Consultant any information requested by Consultant that Client deems reasonable and necessary (in Client’s sole discretion) to enable Consultant to be become sufficiently familiar with Client’s business so as to be able to provide the Services.

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5.           Compensation/Expenses.

(a)           Compensation.  Consultant shall receive the following compensation from Client:

(i)           Client shall deliver to Consultant One Million (1,000,000) restricted shares of Client’s Common Stock (“Shares”) on the date hereof, which shall be free and clear of all liens and encumbrances. Consultant acknowledges that (i) certificates representing the Shares shall be bear a legend  restricting transferability (“Transfer Restriction”) under the Securities Act of 1933, as amended (“1933 Act”) and (ii), as a result, the Common Stock shall be considered “restricted securities” under the 1933 Act and may only be resold, assigned, transferred or otherwise disposed of in compliance with 1933 Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, specifically Rule 144.

6.           Exclusivity; Performance; Confidentiality.  Services rendered by the Consultant under this Agreement shall not be exclusive and Consultant may perform similar or different services for other persons. Consultant will, at all times, faithfully and in a professional manner perform all of the Services required of it under this Agreement.  Consultant shall be required to spend only such amount of time as it shall deem necessary and appropriate to provide the Services in a commercially reasonable manner. Consultant does not guarantee that the Services will have any impact upon the Client’s business or that there will be any specific result from the Services. Consultant agrees that all information deemed confidential or proprietary by the Client which Consultant shall obtain under this Agreement and in connection with the Services shall not be, directly or indirectly, disclosed without the prior written consent of Client, unless and until such information is otherwise known to the public generally or is no longer treated by Client as confidential or proprietary.

7.           Consultant’s Representation.  Consultant (on its own behalf and on behalf of any and all related parties, affiliates, owners, members, employees, officers, and directors) agrees it (and such persons) will comply with all laws, rules and regulations related to the activities on behalf of the Client contemplated pursuant to this Agreement.  Consultant shall provide a prominent notice on all newsletters and websites/webcasts/interview materials and other communications with investors or prospective investors in which Consultant may be reasonably deemed to be giving advice or making a recommendation that Consultant has been compensated for its services and received stock of the Client (directly or indirectly) specifically referencing Client by name and the number of shares received (directly or indirectly) and will profit from its promotional activities for Client, including the number of shares and whether it has or will be making sales during any period. Consultant agrees that it will not conceal at any time if it will, directly or indirectly, be selling shares while promoting the stock and recommending that investors purchase the stock of Client.  Consultant covenants and agrees that it will at all times engage in acts, practices and courses of business that comply with Section 17(a) and (b) of the Securities Act of 1933, as amended, as well as Section 10(b) of the Securities Exchange Act of 1934, as amended, and has adopted policies and procedures adequate to assure all of Consultant’s personnel are aware of the limitation on their activities, and the disclosure obligations, imposed by such laws and the rules and regulations promulgated thereunder.  Consultant is aware that the federal securities laws restrict trading in the Client securities while in possession of material non-public information concerning the Client as well as the Requirements of Regulation FD that prohibit communications of material non public information, and the requirements thereof in the event of an unintentional or inadvertent non public disclosure.  Consultant agrees to immediately inform Client in the event that an actual or potential Regulation FD disclosure has occurred and assist counsel in the method by which corrective steps should be taken.  Client acknowledges that with respect to any Client securities now or at any time hereafter beneficially owned by Consultant or any of its affiliates, that it will refrain from trading in the Client’s securities while it or any such affiliate is in possession of material non-public information concerning the Client, its financial condition, or its business and affairs or prospects

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8.           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be resolved by mutual agreement; however, if not so resolved, the controversy, claim or breach shall be submitted to arbitration in accordance with the rules of the American Arbitration Association in the state of New York. Any decision arising from such arbitration shall be binding on the parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party in such arbitration proceeding shall be entitled to an award of reasonable attorney’s fees as determined by the arbitrator(s).

9           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or the next business day after it is sent by overnight courier, and addressed to the intended recipient at their respective mailing address or via fax.

10.           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

12.           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Client and Consultant.   No waiver by any party of any default, misrepresentation, or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the instrument.

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14.           Entire Agreement.  This Agreement including the documents referred to herein, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, related to the subject matter hereof.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first written above.

CLIENT:	CONSULTANT:

C&H Capital Inc.
AMERICAN STRATEGIC
MINERALS CORPORATION
By:____________________________
By:_______________________	Jason Assad, President

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EXHIBIT A

SERVICES

1.    Provision of Services

Duties of Consultant, The Consultant will provide such services and advice to the Company so as to advise the Company in investor relations. Consultant may specifically complete the following:

(a)           Disseminate Public Information.  Consultant may disseminate public information about the Company, its business and affairs, in the United States of America, to investment professionals and private parties who may have an interest in investing in the Company’s securities.  Consultant has relationships with many members of the investment community including stockbrokers, buy and sell-side portfolio managers, buy and sell-side research analysts, financial newsletter writers, investment banks, fund managers, other investment professionals, and private investors.  As a result, Consultant will disseminate public information regarding the Company to its existing database of business associates and to other investment professionals whom Consultant will research and identify based on their potential interest in the Company.

(b)           Communicate with Investment Community.  Consultant may communicate on an ongoing basis with members of the brokerage and investment community in the United States of America whom Consultant has contacted for the benefit of the Company and who have expressed a continued interest in the Company.

(c)           Conduct Conference Calls.  Consultant may conduct periodic group conference calls with stockbrokers and other investment professionals who may have an interest in the Company.  The group conference calls will enable the Company’s senior management to present the Company’s “story” to a captive audience.

(d)           Arrange Meetings with Investment Community.  Consultant may identify investor conferences where the Company’s management may be invited to attend, and arrange group or individual meetings with portfolio managers, analysts, stockbrokers and other investment professionals in key money center cities.

(e)           Facilitate Research Reports.  Consultant may provide introductions to buy and sell-side research analysts, and financial newsletter writers with the goal of facilitating the production of one or more research reports or financial newsletters on the Company.

(f)           News Releases.  Consultant may review and, where appropriate, make suggestions to modify the Company’s proposed news releases.  Consultant will distribute Company’s news releases if requested.

(g)           Investor Relations.  Consultant may advise the Company regarding best practices that are typical of the Investor Relations profession.

(h)           Public Presentations.  Consultant may review and comment upon the Company’s web-site, brochure, PowerPoint presentation, fact sheet and other investor oriented materials.

(i)           Media Contacts.   From time to time Consultant may provide introductions to members of the media who may be interested in the Company’s affairs.

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